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                                                                    EXHIBIT 99.1



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   W. R. Berkley Corporation
   165 Mason Street, P.O. Box 2518                NEWS
   Greenwich, Connecticut 06836-2518              RELEASE
   (203) 629-3000

           FOR IMMEDIATE RELEASE              CONTACT: Eugene G. Ballard
                                                       Senior Vice President-
                                                       Chief Financial Officer
                                                       and Treasurer
                                                       203-629-3000

                   W. R. BERKLEY CORPORATION ANNOUNCES PRICING
                     OF PUBLIC OFFERING OF 3,300,000 SHARES

     Greenwich, CT, November 1, 2001 -- W. R. Berkley Corporation (NYSE: BER) announced today that it has priced its previously announced public offering of its common stock at $54.00 per share and that it has increased the size of the offering from 2,800,000 shares to 3,300,000 shares. Proceeds of the offering will be used to provide additional capital for the Company's insurance subsidiaries and for general corporate purposes. The Company has also granted the underwriters an over-allotment option to purchase up to 495,000 additional shares at the offering price. Closing of the offering is expected on or about November 6, 2001.

     Morgan Stanley is the lead manager for the offering, with Credit Suisse First Boston Corporation and Merrill Lynch & Co. serving as co-managers.

     This announcement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. A shelf registration statement relating to these securities has previously been filed with the Securities and Exchange Commission and has become effective. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the prospectus with respect to this offering may be obtained from Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036 (212-761-4000).

     Founded in 1967, W. R. Berkley Corporation is an insurance holding company, which operates in five segments of the property casualty insurance business: specialty insurance, alternative markets, reinsurance, regional property casualty insurance and international.


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